F O R M  4                U.S. SECURITIES AND EXCHANGE COMMISSION
                                    Washington, D.C. 20549
[ ]  Check this box if                       OMB APPROVAL
     no longer subject                       OMB Number                3235-0287
     to Section 16. Form 4 or                Expires:          December 31, 2001
     Form 5 obligations may continue         Estimated ave. burden
     See instruction (b).                    hours per response _____        0.5
     (Print or type response)

                Filed pursuant to Section 16(a) of the Securities
                Exchange Act of 1934, Section 17(a) of the Public
                     Utility Holding Company Act of 1935 or
                Section 30(f) of the Investment Company Act 1940
--------------------------------------------------------------------------------
1.Name and Address of    2.Issuer Name and Ticker    6.Relationship of Reporting
  Reporting Person*        or Trading Symbol           Person to Issuer (check
                                                       all Applicable)
                          Overhill Corporation
                          (OVH)

Buck                     Michael    F.                                 09/2001           X  Director         10% Owner
---------------------------------------  -----------------------    -----------------   ---               ---
     (Last)                (First)  (MI)  3.IRS or Identification    4.Statement for        Officer           Other
                                            Number of Reporting          Month/Year     ---               ---
                                            Person, if an entity                        (give title below) (specify below)
                                            (Voluntary)
4800 Broadway, Suite A
---------------------------------------------------------            ----------------     ------------------------------------
     (Street)                                                        5. If Amendment,
                                                                        Date of Original      7.Individual or Joint/Group
                                                                        (Month/Year)            Filing (Check Applicable
Addison                  Texas          75001                                                   Line)
--------------------------------------------------------
     (City)                (State)          (Zip)
                                                                                               X  Form filed by One
                                                                                              --- Reporting Person

                                                                                                  Form filed by More
                                                                                              --- than One Reporting Person


--------------------------------------------------------------------------------
Table I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned
--------------------------------------------------------------------------------

1. Title of Security                        2. Transaction             3. Transaction       4. Security Acquired (A)
     (Inst.3)                                  Date                       Code                 or Disposed of (D)
                                               (Month/                    (Instr.8)            (Inst.3, 4 & 5)
                                               Day/Yr)                ---------------------------------------------------
                                                                                                           (A)
                                                                         Code    V            Amount       (D)  Price

Common Stock                                 9/25/01                     M                    30,000       A    $0.75
---------------------------------------  -------------------          ------- -----     ----------------  ----  ---------
Common Stock                                 9/25/01                     M                    30,000       A    $0.75
---------------------------------------  -------------------          ------- -----     ----------------  ----  ---------

---------------------------------------  -------------------          ------- -----     ----------------  ----  ---------

---------------------------------------  -------------------          ------- -----     ----------------  ----  ---------

---------------------------------------  -------------------          ------- -----     ----------------  ----  ---------


5.  Amount of Securities                    6.  Ownership Form                          7.  Nature of Indirect
    Beneficially Owned at                       Direct (D) or                               Beneficial Ownership
    at End of Month                             Indirect (I)                                (Inst. 4)
    (Inst. 3 & 4)


---------------------------------------      ------------------------------             -----------------------------
 60,100                                           D
---------------------------------------      ------------------------------             -----------------------------

---------------------------------------      ------------------------------             -----------------------------

---------------------------------------      ------------------------------             -----------------------------

---------------------------------------      ------------------------------             -----------------------------

Reminder: Report on a separate line for each class securities owned directly or indirectly. *If the form is filed by more than one reporting person, see Instruction 4(b)(v).


--------------------------------------------------------------------------------
             Table II - Derivative Securities Acquired, Disposed of,
                    or Beneficially Owned (e.g., puts, calls,
                    warrants, options, convertible securities)
--------------------------------------------------------------------------------
1. Title of                                   2. Conversion            3. Transaction            4. Transaction
   Derivative                                    or Exercise              Date (Month              Code
   Security                                      Price of                 (Day/Year)               (Instr. 8)
   (Instr.3)                                     Derivative
                                                 Security                                           Code   V

Stock Option (right to buy)                      $0.75                      9/25/01                  M
------------------------------------------     --------------------    ----------------          ---------------
Stock Option (right to buy)                      $0.75                      9/25/01                  M
------------------------------------------     --------------------    ----------------          ---------------

------------------------------------------     --------------------    ----------------          ---------------

------------------------------------------     --------------------    ----------------          ---------------

------------------------------------------     --------------------    ----------------          ---------------



5.  Number of Derivative                    6. Date Exercisable                 7.  Title & Amount of
     Securities Acquired                       & Expiration Date                    Underlying Securities
     (A) or Disposed of (D)                    (Month/Day/Year)                     (Inst. 3 & 4)
     (Instr. 3, 4 & 5)

-------------------------------------------------------------------------------------------------------------------
       (A)             (D)                  Date          Expiration                 Title        Amount or Number
                                            Exercisable   Date                                    of Shares

                     30,000                  7/23/96       7/23/06              Common Stock         30,000 (1)
-----------------  -----------------        ------------  -------------         --------------    -----------------
                     30,000                  3/17/98       3/17/08              Common Stock         30,000 (1)
-----------------  -----------------        ------------  -------------         --------------    -----------------

-----------------  -----------------        ------------  -------------         --------------    -----------------

-----------------  -----------------        ------------  -------------         --------------    -----------------

-----------------  -----------------        ------------  -------------         --------------    -----------------




8. Price of Derivative     9. Number of Derivative Securities     10. Ownership Form of       11. Nature of Indirect
   Security (Inst.5)          Beneficially Owned at End of            Derivative Security:        Beneficial
                              Month (Instr. 4)                        Direct (D) or               Ownership (Instr.4)
                                                                      Indirect (I) (Instr.4)


-----------------------    -----------------------------------    --------------------------  ------------------------
                                           0                                D
-----------------------    -----------------------------------    --------------------------  ------------------------

-----------------------    -----------------------------------    --------------------------  ------------------------

-----------------------    -----------------------------------    --------------------------  ------------------------

-----------------------    -----------------------------------    --------------------------  ------------------------
Explanation of Responses:

(1)  Granted pursuant to the 1994 Employee Stock Option Plan of Overhill Corporation.




                                                                                /s/ Michael F. Buck              10/10/01
**Intentional misstatements or omissions of facts constitute Federal            ------------------------------------------
Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                  **Signature of Reporting Person  Date


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.